EXHIBIT 99.1

AVX Corporation Announces Preliminary Third Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) – January 22, 2010-- AVX Corporation (NYSE:  AVX) today reported preliminary unaudited results for the third quarter ended December 31, 2009.

Highlights:

•	Revenue for the December 2009 quarter at $335 million increased 7.9% from the previous quarter.

•	Gross Profit margin, including special items, improved to 22.7% in the current quarter compared to 20.8% in the previous quarter and 16.5% in the same quarter last year.

•	Net income of $40.4 million, or $0.24 per share, for the December 2009 quarter.

•	Dividends of $6.8 million, or $0.04 per share, were paid during the quarter.

•	Cash and investments in securities increased to $915.1 million with no debt at December 31, 2009.

For the quarter ended December 31, 2009, net sales increased sequentially over the previous quarter by $24.4 million, or 7.9%, to $335.0 million. Gross profit as a percent of sales (including special charges and gains) improved over both the previous quarter and the same quarter last year to 22.7%. On a U.S. GAAP basis, unaudited net income (including special charges and gains) for the quarter was $40.4 million, or $0.24 per diluted share.

Non-GAAP net income (excluding special charges and gains) was $36.7 million, or $0.22 per diluted share, for the quarter ended December 31, 2009. Non-GAAP gross profit as a percent of sales (excluding special charges and gains) improved to 21.7% this quarter.

Chief Executive Officer and President, John Gilbertson, stated, “We are pleased to report results that reflect sequential improvement over the previous quarter and previous year in both margins and in revenue. Our continuing focus on higher value products in addition to the benefits of our previously initiated productivity and cost control measures led to continued improvement in our gross profit margins.  We remain optimistic about the future as many end markets appear to be improving and we believe our sustained financial strength provides us a solid base for future performance improvement.”

During the current quarter, the Company incurred $2.4 million of pre-tax restructuring charges related to global actions to realign production capabilities and reduce personnel costs.

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2009	2008	2009
Including special charges and gains (GAAP)
Net Sales	$320,617	$334,958	$1,117,786	$937,520

Net income (loss)	$23,864	$40,426	$82,660	$96,348
Diluted income (loss) per share	$0.14	$0.24	$0.48	$0.57

Excluding special charges and gains (Non-GAAP)
Special charges (after-tax)
Restructuring	$2,234	$1,944	$5,939	$3,640
Vendor settlement	-	(3,600)	-	(3,600)
Other operating income	-	(2,109)	(2,957)	(2,109)
Available-for-Sale securities impairment	1,598	-	2,776	264
Net income	$27,696	$36,661	$88,418	$94,543
Diluted income per share	$0.16	$0.22	$0.52	$0.56

See discussion of GAAP/Non-GAAP presentation below.

Chief Financial Officer, Kurt Cummings, stated, “Our management team continues to reduce operating cost and increase working capital. The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $915.1 million and no debt at December 31, 2009. During the quarter, the Company paid $6.8 million of dividends to stockholders.”

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges and gains related to the sale of corporate assets, vendor settlement, operations’ restructuring charges and the write down of certain available-for-sale securities due to an other-than-temporary impairment. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Net sales	$320,617	$334,958	$1,117,786	$937,520
Cost of sales	265,846	262,413	932,814	744,785
Vendor settlement	-	(5,000)	-	(5,000)
Restructuring charges	1,790	1,451	6,366	2,763
Gross profit	52,981	76,094	178,606	194,972
Selling, general & admin. expense	29,049	27,891	95,728	82,286
Restructuring charges	1,003	979	1,720	1,736
Other operating (income)/expense	-	(2,970)	(4,051)	(2,970)
Profit from operations	22,929	50,194	85,209	113,920
Other income	3,586	532	17,557	5,028
Income before income taxes	26,515	50,726	102,766	118,948
Provision for taxes	2,651	10,300	20,106	22,600
Net income	$23,864	$40,426	$82,660	$96,348

Basic income per share	$0.14	$0.24	$0.48	$0.57
Diluted income per share	$0.14	$0.24	$0.48	$0.57

Weighted average common
shares outstanding:
Basic	170,382	170,244	170,685	170,284
Diluted	170,408	170,244	170,783	170,284

Results for the three and nine months ended December 31, 2008 include pre-tax restructuring charges of $2,793 and $8,086, respectively. In addition, during the nine months ended December 31, 2008, the Company recorded a $3,644 impairment charge in other income related to the decline in value of its available-for-sale securities. For the nine month period ended December 31, 2008, results also reflect a gain on the sale of corporate assets of $4,051 included in other operating income.

Results for the three and nine months ended December 31, 2009 include pre-tax restructuring charges of $2,430 and $4,499, respectively. For the three and nine month periods ended December 31, 2009, results reflect a gain on the sale of corporate assets of $2,970 included in other operating income as well as a gain of $5,000 related to a vendor settlement.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)
	March 31,	December 31,
	2009	2009
Assets
Cash and cash equivalents	$522,709	$686,762
Short-term investments in securities	-	40,000
Available-for-sale securities	24,014	14,269
Accounts receivable, net	143,715	166,652
Inventories	365,003	341,707
Other current assets	77,063	69,089
Total current assets	1,132,504	1,318,479
Long-term investments in securities	199,192	169,999
Long-term available-for-sale securities	16,565	4,100
Property, plant and equipment, net	263,387	258,833
Goodwill and other intangibles	252,849	250,458
Other assets	8,032	19,282

TOTAL ASSETS	$1,872,529	$2,021,151

Liabilities and Stockholders' Equity
Accounts payable	$63,975	$105,072
Income taxes payable and accrued expenses	85,427	92,237
Total current liabilities	149,402	197,637
Other liabilities	53,374	46,116

TOTAL LIABILITIES	202,776	243,425

TOTAL STOCKHOLDERS' EQUITY	1,669,753	1,777,726

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,872,529	$2,021,151

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings
843-946-0691
finance@avxus.com